Exhibit 10.4
SEVERANCE AGREEMENT
     THIS SEVERANCE AGREEMENT (the “Agreement”), dated and effective as of May 3, 2011, is by and between Carbonite, Inc., a Delaware corporation (the “Company”), and David Friend (the “Employee”).
     WHEREAS, the Employee currently serves as the Company’s Chief Executive Officer, President and Chairman of the Board; and
     WHEREAS, the Company and the Employee desire to set forth certain terms and conditions should the Employee’s employment relationship with the Company terminate.
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, the parties agree as follows:
     1. Severance.
          1.1 Termination. The Employee’s employment relationship with the Company shall terminate automatically and immediately upon the Employee’s resignation (for any reason), Disability, death or upon notice by the Company to the Employee of termination of employment (for any reason). The date the employment relationship terminates is referred to as the “Termination Date”. Upon the Termination Date, the Employee shall receive all earned but unpaid base salary and benefits through the Termination Date. On or promptly after the Termination Date, the Employee will return to the Company any property owned by the Company, including, but not limited to, papers, files, documents, reference guides, equipment, keys, access cards, identification cards, credit cards, computers, calculators, fax machines, printers, software, computer access codes/passwords, electronic storage and memory devices and instructional manuals, or other property prepared by or for, or belonging to the Company, which is then in the Employee’s possession or control.
          1.2 Severance. If (a) the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason or (b) the Employee is not offered continuing employment on substantially the same terms as set forth herein in connection with a Change of Control, then, in either case, the Company shall pay to the Employee, as severance, an aggregate amount equal to: (i) his then current base salary during the twelve-month period commencing on the effective date of the termination of Employee’s employment relationship with the Company (the “Severance Period”) and (ii) an amount equal to twelve times the monthly amount that the Company paid for the Employee’s participation in the Company’s health insurance plan during the month immediately preceding the Termination Date. All of the foregoing amounts shall be payable pro rata over the Severance Period in accordance with the Company’s normal payroll practices. Additionally, any bonus amounts earned as of the end of a fiscal year but not paid as of the Termination Date shall be paid to the Employee in a manner consistent with payment of such bonus amounts to the Company’s other senior management employees notwithstanding the subsequent termination of the Employment Period. All benefits, including health insurance benefits, offered by the Company shall cease as of the Termination Date and the Employee may elect to continue his participation in the Company’s health insurance benefits at the Employee’s expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice to be delivered by the Company to the Employee as of the Termination Date and by the Employee paying the monthly premium himself. Notwithstanding the foregoing, the Company shall not make any payments pursuant to this Section 1.2 to the Employee unless and until (x) the Employee executes and delivers to the Company a general release in substantially the form of Exhibit A attached hereto (the “Release”), (y) such Release is executed and delivered to the Company within twenty-one (21) days after the Termination Date and (z) all time periods for revoking such Release have lapsed (the “Release Period”). Once the executed Release is delivered to the Company, if any payments pursuant to this Section 1.2 had been deferred pending the receipt of such Release, the first payment following such delivery shall be in an amount equal to the total amount to which the Employee would otherwise have been entitled to during the period following the date of termination if such deferral had not occurred; provided, however, that in the event that the Release Period begins in one calendar year but ends in a subsequent calendar year, then the first payment hereunder shall in no event be made prior to the first day of the subsequent calendar year.
          1.3 Code Section 409A. If the Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986 (as amended the “Code”), then any amounts payable to the Employee under this Section 4 during the first six months and one day following the date of termination that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (as determined by the Company in its sole discretion) shall not be paid until the date that is six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A of the Code, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which the Employee would otherwise have been entitled to during the period following the date of termination if such deferral had not been required. Furthermore, this Agreement is intended to comply with Section 409A of the Code (or any regulations or rulings thereunder), and shall be construed and interpreted in accordance with such intent. Notwithstanding anything to the contrary in this Agreement, the Company, in the exercise of its sole discretion and without the consent of the Employee, may amend or modify this Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment shall be retroactive to the extent permitted by the Code or any regulations or rulings thereunder). Specifically but without limiting the foregoing, payment under Section 1.2 shall be made only in the event that the termination of employment constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and in the event that the Company determines that a “separation from service” has not occurred, any payment due hereunder shall be deferred until such time as a “separation from service” has occurred.
          1.4 No Other Benefits. Except as otherwise expressly provided herein, the Employee shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company after the termination of the Employment Period and all of the Employee’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Termination Date shall cease and be forfeited upon such termination or expiration of the Employment Period, other than those expressly required under applicable law (such as COBRA).
          1.5 Right of Offset. The Company may offset any bona fide obligations that the Employee owes the Company against any amounts the Company owes the Employee hereunder; provided that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A of the Code.
          1.6 Definitions. The following definitions shall apply with respect to this Section 1:
               A. Cause. “Cause” shall mean (a) willful misconduct in connection with the Employee’s employment with the Company or his willful failure to perform his responsibilities in the best interest of the Company, as determined by the Board, (b) conviction of, or a pleading of guilty or nolo contendre to, a felony other than an act involving a traffic related infraction, (c) any act of fraud, theft, embezzlement or other material dishonesty by the Employee which harmed the Company, or (d) intentional violation of a federal or state law or regulation applicable to the Company’s business which was or is reasonably likely to be injurious to the Company, or (e) repeated failure by the Employee to perform his duties and obligations of his position with the Company which failure is not cured within 30 days after notice of such failure from the Board to the Employee.
               B. Disability. “Disability” shall mean any physical or mental injury, illness or incapacity which results in the Employee being unable to effectively perform the essential functions of his duties for a continuous period of more than 90 days or 120 days (whether or not continuous) in any 180 day period, as determined by an independent, legally qualified medical doctor selected by the Company’s health or disability insurer.
               C. Good Reason. For purposes of this Agreement, “Good Reason” shall mean (a) a material reduction in annual base salary or job responsibility for the Employee without his consent or (b) the relocation of the Employee’s principal office location to a facility or location that is more than 50 miles away from Boston without the Employee’s consent.
     2. Confidentiality and Non-Compete
          The Employee acknowledges and agrees that he remains bound by and subject to the terms and conditions set forth in that certain (a) Confidentiality Agreement by and between the Company and the Employee dated December 8, 2005 and (b) Non-Competition Agreement by and between the Company and the Employee dated December 8, 2005.

     3. Notices
          All notices under this Agreement must be in writing and shall be addressed as follows:

If to the Company:	Carbonite, Inc. 177 Huntington Avenue, 15th floor Boston, MA 02116 Attention: General Counsel

with a copy to:	Susan E. Pravda, Esq. Foley & Lardner LLP 111 Huntington Avenue Boston, MA 02199

If to the Employee:	To the address set forth below the signature of the Employee;
Any notice, request or demand, document, consent or other communication to be given, sent or furnished by any party to any other party shall be in writing and personally delivered or sent by regular U.S. certified mail, U.S. Express Mail, telecopy or Federal Express (or similar type of overnight delivery). Notice shall be deemed received when (i) hand delivered; (ii) after receipt of confirmation or answer back if sent by telecopy; (iii) three business days after deposited in the U.S. mails, postage prepaid, for certified mail; or (iv) one business day after deposited in a United States Post Office box for Express Mail, postage prepaid, or delivered to Federal Express (or similar type of overnight delivery), properly addressed to the applicable party; in all cases notices should be given at the addresses stated above, or to such other addresses as a party may from time to time designate to the other in accordance with this Section 3.
     4. Miscellaneous
          4.1 Modification. This Agreement constitutes the entire Agreement between the parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
          4.2 Successors and Assigns. This Agreement and the exhibits attached hereto are each binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Employee are personal and may be performed only by him.
          4.3 Governing Law. This Agreement is to be construed under and governed by the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties have executed this Severance Agreement as of the date and year first above written.

CARBONITE, INC.
By:	/s/ Andrew Keenan
	Name:	Andrew Keenan
	Title:	Chief Financial Officer

EMPLOYEE:
/s/ David Friend
David Friend
Address:

WAIVER OF CLAIMS AND GENERAL RELEASE
     This Waiver of Claims and General Release (the “Release”) is to confirm that David Friend’s at-will employment with Carbonite, Inc. (the “Company”) is terminated effective as of_______, 201_ (the “Termination Date”). Effective as of the Termination Date, by execution of this Release, David Friend (“you”) hereby resign from all offices you hold with the Company and any of its subsidiaries.
     Please read this Release carefully. To help you understand the Release and your rights as a terminated employee, consult with your attorney.
     Consistent with the provisions of that certain Severance Agreement by and between you and the Company dated as of ________, 2011 (the “Severance Agreement”), the Company will provide you with severance pay pursuant to the terms of the Severance Agreement. In consideration for the severance payments and other good and valuable consideration set forth in the Severance Agreement, you hereby agree as follows:
1. Release. You hereby release and forever discharge the Company and each of its past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the effective date of this Release. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly, from your employment at the Company, arising under the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plan(s) of the Company), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, Chapter 151B of the Massachusetts General Laws, Chapter 149 of the Massachusetts General Laws, the Massachusetts Civil Rights Act and the Massachusetts Equal Rights Laws and all applicable amendments, or any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation or non-work activities. Payment of any amounts and the provision of any benefits provided for in this Release do not signify any admission of wrongdoing by the Company or any of its affiliates.
     The foregoing shall not restrict you from instituting any proceeding to enforce the Company’s obligations to you under this Release or to challenge the validity, or the knowing and voluntary nature, of this Release.
2. Older Workers Benefit Protection Act. Pursuant to the Older Workers Benefit Protection Act, the Company hereby advises you that you should consult an attorney before signing this Release, that you are entitled to take up to twenty-one (21) days from the date of your receipt of this Release to consider it and that you may have seven (7) days from the date you sign this Release to revoke it. The revocation must be personally delivered to the Company’s Human Resource Manager or his/her designee, or mailed to them via certified mail, return receipt requested and postmarked within seven (7) calendar days of your execution of this Release. This Release shall not become effective or enforceable until the revocation period has expired. Nothing herein is intended to, or shall, preclude you from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in any investigation. You, however, explicitly waive any right to file a personal lawsuit and/or receive monetary damages that the agency may recover against each of the parties released in Paragraph 1 above, without regard as to who brought any said complaint or charge.
3. Confidentiality of this Release. You agree that you shall keep the terms of this Release strictly confidential and not disclose, directly or indirectly, any information concerning them to any third party, with the exception of your spouse (if you have a spouse), financial or legal advisors, provided that they agree to keep such information confidential as set forth herein and not disclose it to others, and except as may be required by court order or legal process.
4. Breach. You agree that all of the payments and benefits provided for in the Severance Agreement are subject to termination, reduction or cancellation in the event of your material breach of this Release.
5. Enforcement. The parties agree that any legal proceeding brought to enforce the provisions of this Release may be brought only in the courts of the Commonwealth of Massachusetts or the federal courts located in Massachusetts and each party hereby consents to the jurisdiction of such courts.
6. Severability. If any of the terms of this Release shall be held to be invalid and unenforceable and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the parties expressed herein, then the remaining terms of this Release are severable and shall not be affected thereby.
7. Miscellaneous. This Release and the Severance Agreement constitutes the entire agreement between the parties about or relating to your termination of employment with the Company, or the Company’s obligations to you with respect to your termination and fully supersedes any and all prior agreements or understandings between the parties.
8. Representations. You affirm that the only consideration for signing this Release is described in the Severance Agreement as referenced herein and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this instrument. You agree that at all times during your employment you were properly compensated for all hours you worked and that you suffered no work related accident, illness or injury. You agree that you will not disparage the Company in any way, nor will you make any public comments or communications which tend to cast the Company, its owners, directors, officers or employees in a negative light.
     You acknowledge that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.
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NAME OF EMPLOYEE	CARBONITE, INC.

By:

David Friend	Name:
Title:

Date Signed:	Date Signed:
By Above Party	By Above Party